                          PART I. FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

Birds Eye Foods, Inc.
Consolidated Statements of Operations, Accumulated Earnings/(Deficit), and Comprehensive Income
(Dollars in Thousands)
(Unaudited)


                                                                                       Three Months Ended
                                                                         ----------------------------------------------
                                                        Successor              Successor               Predecessor
                                                   Three Months Ended      August 19, 2002-          June 30, 2002 -
                                                   September 27, 2003     September 28, 2002         August 18, 2002
                                                   ------------------    -------------------         ------------------

Net sales                                              $ 192,491             $102,439                  $  99,216
Cost of sales                                           (150,719)             (78,810)                   (76,255)
                                                       ---------             --------                  ---------
Gross profit                                              41,772               23,629                     22,961
Selling, administrative, and general expense             (26,518)             (15,272)                   (15,156)
Income from Great Lakes Kraut Company, LLC                     0                  263                        277
                                                       ---------             --------                  ---------
Operating income                                          15,254                8,620                      8,082
Interest expense                                         (10,460)              (6,151)                    (7,531)
                                                       ---------             --------                  ---------
Pretax income from continuing operations                   4,794                2,469                        551
Tax provision                                             (1,918)              (1,012)                      (226)
                                                       ---------             --------                  ---------
Income before discontinued operations                      2,876                1,457                        325
Discontinued operations, net of tax                           (4)                  18                       (240)
                                                       ---------             --------                  ---------
Net income                                                 2,872                1,475                         85

Accumulated earnings/(deficit) at beginning of period     20,756                    0                   (126,623)
                                                       ---------             --------                  ---------
Accumulated earnings/(deficit) at end of period        $  23,628             $  1,475                  $(126,538)
                                                       =========             ========                  =========

Net income                                             $   2,872             $  1,475                  $      85
Other comprehensive income:
   Unrealized loss on hedging activity, net of taxes        (521)                (236)                         0
                                                       ---------             --------                  ---------
Comprehensive income                                   $   2,351             $  1,239                  $      85
                                                       =========             ========                  =========

Accumulated other comprehensive loss
   at beginning of period                              $ (10,909)             $     0                  $    (367)
Unrealized loss on hedging activity, net of taxes           (521)                (236)                         0
                                                       ---------             --------                  ---------
Accumulated other comprehensive loss
   at end of period                                    $ (11,430)             $  (236)                 $    (367)
                                                       =========             ========                  =========



The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Foods, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

                                                                                        Successor        Successor
                                                                                      September 27,       June 28,
                                                                                          2003             2003
                                                                                      -------------      ---------

                                     ASSETS
Current assets:
   Cash and cash equivalents                                                            $100,674          $153,756
   Accounts receivable trade, net of allowances for doubtful accounts                     63,884            58,230
   Accounts receivable, other                                                              8,753             1,841
   Income taxes refundable                                                                     0               407
   Inventories, net                                                                      281,371           206,584
   Current net investment in CoBank                                                        1,643             2,464
   Prepaid manufacturing expense                                                               0            12,053
   Prepaid expenses and other current assets                                              11,134            12,239
   Assets held for sale                                                                   12,344            13,501
   Current deferred tax asset                                                             15,508            15,508
                                                                                        --------          --------
         Total current assets                                                            495,311           476,583
Investment in CoBank                                                                       3,038             3,038
Property, plant and equipment, net                                                       197,041           195,199
Goodwill                                                                                  37,050            37,050
Intangible assets, net                                                                   167,859           168,321
Other assets                                                                              23,216            24,547
Note receivable due from Pro-Fac Cooperative, Inc.                                         1,011               712
Non-current deferred tax asset                                                             3,933             3,933
                                                                                        --------          --------
         Total assets                                                                   $928,459          $909,383
                                                                                        ========          ========

                      LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
   Current portion of obligations under capital leases                                  $    704          $    704
   Current portion of long-term debt                                                       6,200            19,611
   Current portion of Termination  and Transitional Services Agreements with
     Pro-Fac Cooperative, Inc.                                                             9,407             9,403
   Accounts payable                                                                       83,666            67,150
   Income taxes payable                                                                    2,298                 0
   Accrued interest                                                                       10,064             4,106
   Accrued employee compensation                                                           7,912            10,225
   Other accrued expenses                                                                 43,812            39,979
   Growers payable due to Pro-Fac Cooperative, Inc.                                       15,274             8,504
                                                                                        --------          --------
         Total current liabilities                                                       179,337           159,682
Obligations under capital leases                                                           1,707             1,833
Long-term debt                                                                           458,941           459,970
Long-term portion of Termination and Transitional Services Agreements with
  Pro-Fac Cooperative, Inc.                                                               20,733            24,031
Other non-current liabilities                                                             53,906            52,330
                                                                                        --------          --------
         Total liabilities                                                               714,624           697,846
                                                                                        --------          --------
Commitments and contingencies
Shareholder's Equity:
   Common stock, par value $.01; 11,000 shares
     authorized, issued and outstanding                                                        0                 0
   Additional paid-in capital                                                            201,637           201,690
   Accumulated earnings                                                                   23,628            20,756
   Accumulated other comprehensive (loss)/income:
     Unrealized (loss)/gain on hedging activity                                             (173)              348
     Minimum pension liability adjustment                                                (11,257)          (11,257)
                                                                                        --------          --------
         Total shareholder's equity                                                      213,835           211,537
                                                                                        --------          --------
         Total liabilities and shareholder's equity                                     $928,459          $909,383
                                                                                        ========          ========


The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Foods, Inc.
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)


                                                                                        Three Months Ended
                                                                                 -----------------------------------
                                                                 Successor           Successor         Predecessor
                                                             Three Months Ended   August 19, 2002-   June 30, 2002 -
                                                             September 27, 2003  September 28, 2002  August 18, 2002
                                                             ------------------  ------------------  ---------------
Cash Flows From Operating Activities:
   Net income                                                     $  2,872            $   1,475         $     85
   Adjustments to reconcile net income to net cash used
     in operating activities-
       Depreciation                                                  5,594                3,838            3,833
       Amortization of certain intangible assets                       462                  143              144
       Amortization of debt issue costs, amendment costs,
         debt discounts and premiums, and interest in-kind           1,687                1,168            1,201
       Equity in undistributed earnings of Great Lakes
         Kraut Company, LLC                                              0                 (187)            (277)
       Transitional Services Agreement with Pro-Fac
         Cooperative, Inc.                                            (131)                   0                0
       Change in assets and liabilities:
         Accounts receivable                                       (12,566)              (9,074)           1,818
         Inventories and prepaid manufacturing expense             (63,453)             (25,209)         (33,170)
         Income taxes refundable/(payable)                           3,092                  821              (75)
         Accounts payable and other accrued expenses                23,772               33,654          (10,972)
         Due to/(from) Pro-Fac Cooperative, Inc., net                6,770               (9,904)           8,649
         Other assets and liabilities, net                           2,178                  751              909
                                                                  --------            ---------         --------
Net cash used in operating activities                              (29,723)              (2,524)         (27,855)
                                                                  --------            ---------         --------

Cash Flows From Investing Activities:
   Purchase of property, plant and equipment                        (7,562)              (1,792)          (2,187)
   Proceeds from disposals                                           1,971                    0                0
   Advances to Great Lakes Kraut Company, LLC, net                       0               (1,117)          (1,512)
   Proceeds from investment in CoBank                                  821                    0            1,115
   Issuance of note receivable to Pro-Fac Cooperative,
     Inc., net                                                        (300)                   0                0
                                                                  --------            ---------         --------
Net cash used in investing activities                               (5,070)              (2,909)          (2,584)
                                                                  --------            ---------         --------

Cash Flows From Financing Activities:
   Proceeds from issuance of long-term debt                              0              270,000                0
   Net proceeds from new revolving credit facility                       0               16,400                0
   Birds Eye Holdings, Inc. (redemption)/contribution                  (51)             175,591                0
   Net (payments)/proceeds on prior revolving credit
     facility                                                            0              (22,000)          22,000
   Payments on long-term debt                                      (14,112)            (400,800)            (292)
   Payments on Termination Agreement with Pro-Fac
     Cooperative, Inc.                                              (4,000)              (6,120)               0
   Payments on capital lease                                          (126)                 (77)             (38)
   Cash paid for debt issuance costs                                     0              (22,314)               0
   Cash paid for transaction fees                                        0               (6,000)               0
                                                                  --------            ---------         --------
Net cash (used in)/provided by financing activities                (18,289)               4,680           21,670
                                                                  --------            ---------         --------
Net change in cash and cash equivalents                            (53,082)                (753)          (8,769)
Cash and cash equivalents at beginning of period                   153,756                5,917           14,686
                                                                  --------            ---------         --------
Cash and cash equivalents at end of period                        $100,674            $   5,164         $  5,917
                                                                  ========            =========         ========

Supplemental Schedule of Non-Cash Financing Activities:
   Birds Eye Holdings, Inc. investment                            $      0            $  32,100         $      0
                                                                  ========            =========         ========

The accompanying notes are an integral part of these consolidated financial statements.

                              BIRDS EYE FOODS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF CERTAIN SIGNIFICANT ACCOUNTING POLICIES

The Company: Birds Eye Foods, Inc., formerly Agrilink Foods, Inc., (the "Company" or "Birds Eye Foods"), incorporated in 1961, is a producer and marketer of processed food products. Three primary segments in which the Company markets its products include: branded frozen, branded dry, and non-branded products. The majority of each of the segment's net sales is within the United States. In addition, all of the Company's operating facilities, excluding one in Mexico, are within the United States.

The Change in Control (the "Transaction"): On August 19, 2002 (the "Closing Date"), pursuant to the terms of the Unit Purchase Agreement dated as of June 20, 2002 (the "Unit Purchase Agreement"), by and among Pro-Fac Cooperative, Inc., a New York agricultural cooperative ("Pro-Fac"), Birds Eye Foods, at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac and Vestar/Agrilink Holdings LLC, a Delaware limited liability company ("Vestar/Agrilink Holdings"), Vestar/Agrilink Holdings and its affiliates indirectly acquired control of the Company. See NOTE 2 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the Transaction.

The term "successor" refers to Birds Eye Foods and all of its subsidiaries following the Transaction. The term "predecessor" refers to Birds Eye Foods prior to the change in control on August 19, 2002.

Basis of Presentation: The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the requirements of Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by GAAP for complete financial statement presentation. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations, and cash flows have been included. Operating results for the three months ended September 27, 2003 are not necessarily the results to be expected for the interim periods or the full year. These financial statements should be read in conjunction with the financial statements and accompanying notes contained in the Company's Form 10-K Equivalent for the fiscal year ended June 28, 2003.

Consolidation: The consolidated financial statements include the Company and its wholly-owned subsidiaries after elimination of intercompany transactions and balances. Investments in affiliates owned more than 20 percent but not in excess of 50 percent are recorded under the equity method of accounting.

Reclassification: Certain items for fiscal 2003 have been reclassified to conform with the current period presentation.

Trade Accounts Receivable: The Company accounts for trade receivables at outstanding billed amounts, net of allowances for doubtful accounts. The Company estimates its allowance for doubtful accounts as a percentage of receivables overdue. Also included in the allowance in their entirety are those accounts that have filed for bankruptcy, been sent to collections, and any other accounts management believes are not collectible based on historical losses. The Company periodically reviews the accounts included in the allowance to determine those to be written off. Generally, after a period of one year, or through legal counsel's advice, accounts are written off. It is not Company policy to accrue or collect interest on past due accounts.

The Company's allowance for doubtful accounts is approximately $1.0 million at September 27, 2003, and $1.0 million at June 28, 2003.

NOTE 2. THE TRANSACTION

On June 20, 2002, Pro-Fac Cooperative, Inc., a New York agricultural cooperative, Birds Eye Foods, at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac and Vestar/Agrilink Holdings LLC, a Delaware limited liability company, entered into a Unit Purchase Agreement. The transactions contemplated in and consummated pursuant to the Unit Purchase Agreement, are referred to herein collectively as the "Transaction." On
August 19, 2002, pursuant to the Unit Purchase Agreement:

(i) Pro-Fac contributed to the capital of Agrilink Holdings LLC, a Delaware limited liability company ("Holdings LLC"), all of the shares of Birds Eye Foods common stock owned by Pro-Fac, constituting 100 percent of the issued and outstanding shares of Birds Eye Foods capital stock, in consideration for Class B common units of Holdings LLC, representing a 40.72 percent common equity ownership at the Closing Date; and

(ii) Vestar/Agrilink Holdings and certain co-investors (collectively, "Vestar") contributed cash in the aggregate amount of $175.0 million to the capital of Holdings LLC, in consideration for preferred units, Class A common units, and warrants which were immediately exercised to acquire additional Class A common units. After exercising the warrants, Vestar owned, as of the Closing Date,
56.24 percent of the common equity of Holdings LLC. The co-investors are either under common control with, or have delivered an unconditional voting proxy to, Vestar/Agrilink Holdings. The Class A common units entitle the owner thereof - Vestar - to two votes for each Class A common unit held. All other Holdings LLC common units entitle the holder(s) thereof to one vote for each common unit held. Accordingly, Vestar has a voting majority of all common units.

(iii) Immediately following Pro-Fac's contribution of its Birds Eye Foods common stock to Holdings LLC, Holdings LLC contributed those shares valued at $32.1 million to Birds Eye Holdings, Inc., formerly Agrilink Holdings, Inc., ("Holdings, Inc."), a Delaware corporation and a direct, wholly-owned subsidiary of Holdings LLC, and Birds Eye Foods became an indirect, wholly-owned subsidiary of Holdings LLC.

(iv) As part of the Transaction, executive officers of Birds Eye Foods, and certain other members of Birds Eye Foods management, entered into subscription agreements with Holdings LLC to acquire, with a combination of cash and promissory notes issued to Holdings LLC, an aggregate of approximately $1.3 million of Class C common units and Class D common units of Holdings LLC, representing approximately 3.04 percent of the common equity ownership at the Closing Date. Additional units have been issued subsequent to the Closing Date. See NOTE 10 to the "Notes to Consolidated Financial Statements" for further description. As of September 27, 2003, an additional approximately $0.5 million of Class C common units and Class D common units, representing less than 1 percent of the common equity ownership, remained unissued.

The Transaction was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS") 141, "Business Combinations." Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed were recorded at their respective fair values. The final allocation of purchase price has been presented in the financial statements and is based on valuations and other studies which provided the basis for such an allocation.

Holdings, Inc. has pushed down its purchase accounting to Birds Eye Foods. In accordance with generally accepted accounting principles, the excess investment made by Holdings, Inc. over the fair value of the identifiable assets and liabilities of the Company is approximately $37.1 million (after the affect of the Veg-All disposition) and is reflected as goodwill in the accompanying unaudited consolidated balance sheet as of September 27, 2003.

As of August 19, 2002, management formulated a plan to exit certain portions of its business. In connection with the Transaction, management determined that approximately 171 employees would be terminated and announced the benefit arrangements to those employees. These activities surrounded the Company's decision to exit the popcorn and applesauce businesses and relocate its marketing function to Rochester, New York. As a result, approximately $2.0 million in severance costs and other related exit costs were accrued for in purchase accounting in accordance with Emerging Issues Task Force ("EITF") 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." Approximately $1.3 million has been liquidated as of September 27, 2003.

In February 2003, also in connection with the Transaction, the Company announced that it would be closing and downsizing several vegetable processing facilities and consolidating production over the ensuing 4 to 15 months to create more efficient facilities. The announcement was in furtherance of the final formulation of the exit plan. The facilities impacted include those in Barker, New York; Bridgeville, Delaware; Green Bay, Wisconsin; Oxnard, California; Uvalde, Texas; the fresh production operation at Montezuma, Georgia; Lawton, Michigan; and Fond du Lac, Wisconsin. Subsequent to each closure, the Company intends to dispose of these properties. In connection with these closings, 309 full-time production employees have been notified of their termination and benefit arrangements. Additional costs to complete the exit plan include facility closure costs, lease penalties, and contractual cancellation and termination fees. The following table reflects the amount recorded as a liability for the exit plan to close these facilities as well as amounts liquidated as of September 27, 2003. Adjustments to the liability reflect additional information previously unavailable and the result of further negotiations completed by management:

(Dollars in Millions)
                                                     Contractual        Severance
                                                    Penalties and          and
                                                     Other Costs       Related Costs
                                                     -----------       -------------
Initial liability                                      $ 6.2              $ 2.3
Utilization                                             (1.1)              (0.9)
Adjustments                                              0.7               (0.5)
                                                       -----              -----
Balance at September 27, 2003                          $ 5.8              $ 0.9
                                                       =====              =====



The following pro forma financial information presents a summary of consolidated results of operations of the Company as if the Transaction had occurred at the beginning of the period presented.

(Dollars in Thousands)


                                                   Predecessor
                                                 June 30, 2002 -
                                                   August 18,
                                                     2002
                                                 ---------------

Net Sales                                        $  99,216
Income before discontinued operations                1,072
Net Income                                             832

These unaudited pro forma results have been prepared for comparative purposes only and primarily include adjustments for interest expense, taxes, depreciation, the fair values of operating leases, income from the Transitional Services Agreement with Pro-Fac and the elimination of the historical share of income or loss that has been recorded. These results do not purport to be indicative of the results of operations which actually would have resulted had the Transaction occurred at the beginning of the 2003 fiscal year, or of the future operations of the successor company.

NOTE 3. DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

Discontinued Operations: As of August 19, 2002, the Company committed to a plan to sell the popcorn, applesauce, and Veg-All operations previously reported in the branded dry and non-branded segments, and completed these transactions in fiscal 2003.

On September 25, 2002, the Company sold its applesauce business to Knouse Foods. Applesauce had been produced in the Company's Red Creek, New York and Fennville, Michigan facilities. This sale resulted in the closure of the Red Creek, New York facility. The Michigan plant will continue to operate as a production facility.

On March 14, 2003, the Company sold its popcorn business and production facility in Ridgway, Illinois to Gilster-Mary Lee Corporation.

On June 27, 2003, the Company sold its Veg-All business to Allen Canning Company. This sale resulted in the closure of the Company's Green Bay facility.

The implementation of SFAS 144 resulted in the classification and separate financial presentation of those businesses as discontinued operations and their operations are, therefore, excluded from continuing operations. All prior period Statements of Operations have been reclassified to reflect the discontinuance of these operations. No gain or loss was recognized as a result of the disposition of these businesses and facilities.

The operating results of those businesses classified as discontinued operations in the Statement of Operations are summarized as follows:


                                        Three Months Ended                Three Months Ended
                                        ------------------     --------------------------------------
                                             Successor             Successor            Predecessor
                                           September 27,       August 19, 2002 -      June 30, 2002 -
                                               2003            September 28, 2002     August 18, 2002
                                        ------------------     ------------------     ---------------
Net Sales                                       $61                  $5,789               $4,511
                                                ===                  ======               ======
(Loss)/income before income taxes               $(7)                 $   30               $ (407)
Income tax benefit/(provision)                    3                     (12)                 167
                                                ---                  ------               ------
Discontinued operations, net of tax             $(4)                 $   18               $ (240)
                                                ===                  ======               ======

Assets Held for Sale: In February 2003, in connection with the Transaction, the Company announced that it would be closing and downsizing several vegetable processing facilities and consolidating production over the ensuing 4 to 15 months to create more efficient facilities. Having met the criteria outlined in SFAS 144, the following properties are classified as assets held for sale on the Company's Consolidated Balance Sheet as of September 27, 2003: Bridgeville, Delaware; Green Bay, Wisconsin; Lawton, Michigan; and Uvalde, Texas. The Company is actively marketing these properties for sale, and intends to dispose of these properties within one year.

On September 26, 2003, the Company sold its fresh production operation at Montezuma, Georgia to Flint River Foods, LLC for $1.5 million. The facility had been previously classified as held for sale. NOTE 11 to the "Notes to Consolidated Financial Statements" describes the discharge of a guarantee in connection with this sale.

On July 21, 2003, the Company sold equipment at the leased facility in Oxnard, California to Coastal Green Frozen Foods, LLC for $0.3 million. This equipment had been previously classified as held for sale.

No gain or loss was recognized as a result of the disposition of these facilities and equipment.

As a result of the Company's decision to sell the popcorn and applesauce operations, certain assets were classified as held for sale. Included in held for sale at September 27, 2003 is the Red Creek, New York facility and the remaining inventory.

Also included in assets held for sale are facilities located in Alamo, Texas; Enumclaw, Washington; Sodus, Michigan; and Alton, New York. These facilities are being actively marketed for sale.

The major classes of assets included in the Consolidated Balance Sheets as assets held for sale at net realizable value are as follows:

(Dollars in Thousands)


                                                       Successor              Successor
                                                     September 27,             June 28,
                                                          2003                   2003
                                                     -------------            ---------
   Inventories                                          $    32                $    80
   Property, plant and equipment, net                    12,312                 13,421
                                                        -------                -------
     Total                                              $12,344                $13,501
                                                        =======                =======

NOTE 4. AGREEMENTS WITH PRO-FAC

In connection with the Transaction, Birds Eye Foods and Pro-Fac entered into several agreements effective as of the Closing Date, including the following:

(i) Termination Agreement. Pro-Fac and Birds Eye Foods entered into a letter agreement dated as of the Closing Date (the "Termination Agreement"), pursuant to which, among other things, the marketing and facilitation agreement between Pro-Fac and Birds Eye Foods (the "Old Marketing and Facilitation Agreement") which, until the Closing Date, governed the crop supply and purchase relationship between Birds Eye Foods and Pro-Fac, was terminated. In consideration of such termination, Birds Eye Foods agreed to pay Pro-Fac a termination fee of $10.0 million per year for five years, provided that certain ongoing conditions are met, including maintaining grower membership levels sufficient to generate certain minimum crop supply. The $10.0 million payment is payable in quarterly installments as follows: $4.0 million on each July 1, and $2.0 million each on October 1, January 1, and April 1. The Termination Agreement outlined that the first payment in the amount of $4.0 million was to be paid on the Closing Date and the next payment to be made by October 1, 2002 and quarterly thereafter. The liability for the Termination Agreement has been reflected at fair value utilizing a discount rate of 11 1/2 percent. The amount of the obligation under the Termination Agreement was $29.7 million as of September 27, 2003.

(ii) Amended and Restated Marketing and Facilitation Agreement. Pro-Fac and Birds Eye Foods entered into an amended and restated marketing and facilitation agreement dated as of the Closing Date (the "Amended and Restated Marketing and Facilitation Agreement"). The Amended and Restated Marketing and Facilitation Agreement replaces the Old Marketing and Facilitation Agreement and provides that, among other things, Pro-Fac will be Birds Eye Foods' preferred supplier of crops. Birds Eye Foods will continue to pay the commercial market value ("CMV") of crops supplied by Pro-Fac, in installments corresponding to the dates of payment by Pro-Fac to its members for crops delivered. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market areas. The processes for determining CMV under the Amended and Restated Marketing and Facilitation Agreement are substantially the same as the processes used under the Old Marketing and Facilitation Agreement. Birds Eye Foods will make payments to Pro-Fac of an estimated CMV for a particular crop year, subject to adjustments to reflect the actual CMV following the end of such year. Commodity committees of Pro-Fac will meet with Birds Eye Foods management to establish CMV guidelines, review calculations, and report to a joint CMV committee of Pro-Fac and Birds Eye Foods. Amounts paid by Birds Eye Foods to Pro-Fac for the CMV of crops supplied for the three months ended September 27, 2003 and September 28, 2002 were $44.9 million and $40.0 million, respectively.

The Amended and Restated Marketing and Facilitation Agreement also provides that Birds Eye Foods will continue to provide to Pro-Fac services relating to planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past practices. In addition, for a period of five years from the Closing Date, Birds Eye Foods may provide Pro-Fac with services related to the expansion of the market for the agricultural products of Pro-Fac members (at no cost to Pro-Fac other than reimbursement of Birds Eye Foods' incremental and out-of-pocket expenses related to providing such services as agreed to by Pro-Fac and Birds Eye Foods).

Under the Amended and Restated Marketing and Facilitation Agreement, Birds Eye Foods determines the amount of crops which Birds Eye Foods will acquire from Pro-Fac for each crop year. If the amount to be purchased by Birds Eye Foods during a particular crop year does not meet (i) a defined crop amount and (ii) a defined target percentage of Birds Eye's needs for each particular crop, then certain shortfall payments will be made by Birds Eye Foods to Pro-Fac. The defined crop amounts and targeted percentages were set based upon the needs of Birds Eye Foods in the 2001 crop year (fiscal 2002). The shortfall payment provisions of the agreement include a maximum shortfall payment, determined for each crop, that can be paid over the term of the Amended and Restated Marketing and Facilitation Agreement. The aggregate shortfall payment amounts for all crops covered under the agreement cannot exceed $20.0 million over the term of the agreement.

Unless terminated earlier, the Amended and Restated Marketing and Facilitation Agreement will continue in effect until August 19, 2012. Birds Eye Foods may terminate the Amended and Restated Marketing and Facilitation Agreement prior to August 19, 2012 upon the occurrence of certain events, including in connection with a change in control transaction affecting Birds Eye Foods or Holdings Inc. However, in the event Birds Eye Foods terminates the Amended and Restated Marketing and Facilitation Agreement as a result of a change in control transaction within three years of the Closing Date, Birds Eye Foods must pay to Pro-Fac a termination fee of $20.0 million (less the total amount of any shortfall payments previously paid to Pro-Fac under the Amended and Restated Marketing and Facilitation Agreement). Also, if, during the first three years after the Closing Date, Birds Eye Foods sells one or more portions of its business, and if the purchaser does not continue to purchase the crops previously purchased by Birds Eye Foods with respect to the transferred business, then such failure will be taken into consideration when determining if Birds Eye Foods is required to make any shortfall payments to Pro-Fac. After such three-year period, Birds Eye Foods may sell portions of its business and the volumes of crop purchases previously made by Birds Eye Foods with respect to such transferred business will be disregarded for purposes of determining shortfall payments.

(iii) Transitional Services Agreement. Pro-Fac and Birds Eye Foods entered into a transitional services agreement (the "Transitional Services Agreement") dated as of the Closing Date, pursuant to which Birds Eye Foods agreed to provide Pro-Fac certain administrative and other services for a period of 24 months from the Closing Date. Birds Eye Foods will generally provide such services at no charge to Pro-Fac, other than reimbursement of the incremental and out-of-pocket costs associated with performing those services for Pro-Fac. The value of the services to be provided to Pro-Fac has been estimated at approximately $1.1 million. The amount of the obligation outstanding under the Transitional Services Agreement as of September 27, 2003 was approximately $0.5 million. This obligation will be reduced on a straight-line basis over the term of the agreement and as services are provided. Also pursuant to the Transitional Services Agreement, the general manager of Pro-Fac may also be an employee of Birds Eye Foods, in which case he will report to the chief executive officer of Birds Eye Foods with respect to his duties for Birds Eye Foods, and to the Pro-Fac board of directors with respect to duties performed by him for Pro-Fac. All other individuals performing services under the Transitional Services Agreement are employees of Birds Eye Foods and report only to the chief executive officer or other representatives of Birds Eye Foods.

(iv) Credit Agreement. As of the Closing Date, Birds Eye Foods and Pro-Fac entered into a Credit Agreement (the "Credit Agreement") pursuant to which Birds Eye Foods agreed to make available to Pro-Fac loans in an aggregate principal amount of up to $5.0 million (the "Credit Facility"). Pro-Fac is permitted to draw down up to $1.0 million per year under the Credit Facility, unless Birds Eye Foods is prohibited from making such advances under the terms of certain third party indebtedness of Birds Eye Foods. The amount of the Credit Facility will be reduced, on a dollar-for-dollar basis, to the extent of certain distributions made by Holdings LLC to Pro-Fac in respect of its ownership in Holdings LLC. Pro-Fac has pledged all of its Class B Common Units in Holdings LLC as security for advances under the Credit Facility. The Credit Facility bears interest at the rate of 10 percent per annum. As of September 27, 2003, there was approximately $1.0 million outstanding under this Credit Agreement.

NOTE 5. INVENTORIES

The major classes of inventories are as follows:

(Dollars in Thousands)


                                            Successor        Successor
                                          September 27,       June 28,
                                              2003              2003
                                        ---------------     ------------
Finished goods                              $254,346           $185,983
Raw materials and supplies                    27,025             20,601
                                            --------           --------
   Total inventories                        $281,371           $206,584
                                            ========           ========


NOTE 6. ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when its implied fair value is less than its carrying amount.

As outlined in SFAS No. 142, certain intangibles with a finite life, however, are required to continue to be amortized. These intangibles are being amortized on a straight-line basis over approximately 1 to 14 years. The following schedule sets forth the major classes of intangible assets held by the Company:

(Dollars in Thousands)


                                                      Successor                          Successor
                                                    September 27,                        June 28,
                                                        2003                               2003
                                           -----------------------------       ----------------------------
                                            Gross                               Gross
                                           Carrying        Accumulated         Carrying       Accumulated
                                            Amount         Amortization         Amount        Amortization
                                            ------         ------------         ------        ------------
Amortized intangible assets:
   Covenants not to compete                $    588          $  (191)         $     588         $  (139)
   Customer relationships                     8,000           (1,000)             8,000            (778)
   Other                                     10,406             (844)            10,406            (656)
                                           --------          -------          ---------         -------
     Total                                 $ 18,994          $(2,035)         $  18,994         $(1,573)
                                           --------          =======          ---------         =======

Unamortized intangible assets:
   Trademarks                              $150,900                           $ 150,900
                                           --------                           ---------
     Total                                 $169,894                           $ 169,894
                                           ========                           =========


The aggregate amortization expense associated with intangible assets was approximately $0.5 million for the three months ended September 27, 2003. The aggregate amortization expense was $0.1 million for the predecessor period
June 30, 2002 through August 18, 2002, and $0.1 million for the successor period August 19, 2002 through September 28, 2002. The aggregate amortization expense for each of the five succeeding fiscal years is estimated as follows:

(Dollars in Thousands)


                            Aggregate
                             Annual
Fiscal                     Amortization
Year                         Expense
----                         -------
 2005                        $1,778
 2006                         1,778
 2007                         1,650
 2008                         1,639
 2009                         1,639

NOTE 7. DEBT

Summary of Long-Term Debt:
--------------------------

(Dollars in Thousands)

                                                               Successor            Successor
                                                             September 27,          June 28,
                                                                 2003                 2003
                                                            ---------------       ------------
Term Loan Facility                                           $  254,884            $  268,650
Senior Subordinated Notes                                       206,757               207,086
Other                                                             3,500                 3,845
                                                             ----------            ----------
Total debt                                                      465,141               479,581
Less current portion                                             (6,200)              (19,611)
                                                             ----------            ----------
Total long-term debt                                         $  458,941            $  459,970
                                                             ==========            ==========

Bank Debt: In connection with the Transaction, Birds Eye Foods and certain of its subsidiaries entered into a senior secured credit facility (the "Senior Credit Facility") in the amount of $470.0 million with a syndicate of banks and other lenders arranged and managed by JPMorgan Chase Bank ("JPMorgan Chase Bank"), as administrative and collateral agent. The Senior Credit Facility is comprised of (i) a $200.0 million senior secured revolving credit facility (the "Revolving Credit Facility") and (ii) a $270.0 million senior secured B term loan (the "Term Loan Facility"). The Revolving Credit Facility has a maturity of five years and allows up to $40.0 million to be available in the form of letters of credit. As of September 27, 2003, the interest rate under the Term Loan Facility was approximately 3.87 percent on LIBOR loans and 5.75 percent on base rate loans.

The Term Loan Facility requires payments in quarterly installments in the amount of $675,000 until September 30, 2007. Beginning December 31, 2007, the quarterly payments are $64,125,000. The Term Loan Facility matures in August 2008 upon which the balance will be due. The Term Loan Facility is also subject to mandatory prepayments under various scenarios as defined in the Senior Credit Agreement. Provisions of the Senior Credit Agreement require that annual payments, within 105 days after the end of each fiscal year, in the amount of "excess cash flow" be utilized to prepay the commitment at an applicable percentage that corresponds to the Company's Consolidated Leverage Ratio. The amount of "excess cash flow" for the year ended June 28, 2003 was $13.1 million and was paid on September 26, 2003.

The Senior Credit Facility contains customary covenants and restrictions on the Company's activities, including but not limited to: (i) limitations on the incurrence of indebtedness; (ii) limitations on sale-leaseback transactions, liens, investments, loans, advances, guarantees, acquisitions, asset sales, and certain hedging agreements; and (iii) limitations on transactions with affiliates and other distributions. The Senior Credit Facility also contains financial covenants requiring the Company to maintain a maximum average debt to EBITDA ratio, a maximum average senior debt to EBITDA ratio, and a minimum EBITDA to interest expense ratio. The Company is in compliance with all covenants, restrictions, and requirements under the terms of the Senior Credit Facility.

The Company's obligations under the Senior Credit Facility are guaranteed by Holdings, Inc. and certain of the Company's subsidiaries. See NOTE 9 to the "Notes to Consolidated Financial Statements."

Senior Subordinated Notes: Birds Eye Foods has outstanding $200.0 million of
11 7/8 percent Senior Subordinated Notes (the "Notes"), due 2008. In connection with the Transaction, the Company recorded the Notes at estimated fair value of $208.2 million. The $8.2 million premium is being amortized against interest expense over the life of the Notes.

NOTE 8. OPERATING SEGMENTS

The Company is organized by product line for management reporting. In the fourth quarter of fiscal 2003, the Company changed its segments to conform to new internal management reporting used to monitor and manage financial performance. The Company now has three primary segments in which it operates: branded frozen, branded dry, and non-branded. Historical segment information has been reclassified to conform with this change.

The Company's branded frozen family of products includes traditional frozen vegetables as well as value added products marketed under recognizable brand names such as Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin', Birds Eye Hearty Spoonfuls, Freshlike and McKenzie's. The Company's branded dry family of products includes a wide variety of product offerings, including fruit fillings and toppings (Comstock and Wilderness), chili and chili ingredients (Nalley and Brooks), salad dressings (Bernstein's and Nalley), snacks (Tim's, Snyder of Berlin and Husman) and canned vegetables (Freshlike). Birds Eye Foods also produces many products for the non-branded markets which include private label, food service and industrial markets. The Company's private label products include frozen and canned vegetables, salad dressings, salsa, chili products, fruit fillings and toppings, Southern frozen vegetable specialty products, and frozen breaded and battered products. The Company's food service/industrial products include frozen and canned vegetables, salad dressings, fruit fillings and toppings, Southern frozen vegetable specialty products, canned specialties, frozen breaded and battered products, and frozen and canned fruit.

The following table illustrates the Company's operating segment information:

(Dollars in Millions)

                                             Three Months Ended               Three Months Ended
                                             ------------------  -----------------------------------------
                                                  Successor          Successor                Predecessor
                                                 September 27,    August 19, 2002 -         June 30,2002 -
                                                     2003        September 28, 2002        August 18, 2002
                                                     ----        ------------------        ---------------
Net Sales:
   Branded frozen                                  $ 66.7              $ 36.9                   $35.8
   Branded dry                                       51.7                27.9                    23.6
   Non-branded                                       74.1                37.6                    39.9
                                                   ------              ------                   -----
Total continuing segments                          $192.5              $102.4                   $99.3
                                                   ======               =====                   =====
Operating income:
   Branded frozen                                  $ 10.6              $  2.4                   $ 4.7
   Branded dry                                        9.2                 6.6                     4.7
   Non-branded                                       (4.5)               (0.4)                   (1.3)
                                                   -------             ------                   -----
Continuing segment operating income                  15.3                 8.6                     8.1
Interest expense                                    (10.5)               (6.2)                   (7.5)
                                                   ------              -------                  -----
Pretax income from continuing operations           $  4.8              $  2.4                   $ 0.6
                                                   ======              ======                   =====

NOTE 9. GUARANTEES AND INDEMNIFICATIONS

In certain instances when Birds Eye Foods sells businesses or assets, the Company may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities existing, or arising from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, labor contingencies, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to three years for certain types of indemnities, to terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the tax is imposed, and to terms for certain liabilities (i.e., warranties of title and environmental liabilities) that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The maximum potential future payments that the Company could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses, which are not estimable. Historically, costs incurred to resolve claims related to these indemnifications have not been material to the Company's financial position, results of operations or cash flows.

The Company enters into agreements with indemnification provisions in the ordinary course of business with its customers, suppliers, service providers and business partners. In such instances, the Company usually indemnifies, holds harmless and agrees to reimburse the indemnified party for claims, actions, liabilities, losses and expenses in connection with any Birds Eye Foods infringement of third party intellectual property or proprietary rights, or when applicable, in connection with any personal injuries or property damage resulting from any Birds Eye Foods' products sold or services provided. Additionally, the Company may from time to time agree to indemnify and hold harmless its providers of services from claims, actions, liabilities, losses and expenses relating to their services to Birds Eye Foods, except to the extent finally determined to have resulted from the fault of the provider of services relating to such services. The level of conduct constituting fault of the service provider will vary from agreement to agreement and may include conduct which is defined in terms of negligence, gross negligence, willful misconduct, omissions or other culpable behavior. The terms of these indemnification provisions are generally not limited. The maximum potential future payments that the Company could be required to make under these indemnification provisions are unlimited. The maximum potential future payments that the Company could be required to make under these indemnification provisions are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses to the claims, which are not estimable. Historically, costs incurred to resolve claims related to these indemnification provisions have not been material to the Company's financial position, results of operations or cash flows.

The Company has by-laws, policies, and agreements under which it indemnifies its directors and officers from liability for certain events or occurrences while the directors or officers are, or were, serving at Birds Eye Foods' request in such capacities. Furthermore, the Company is incorporated in the state of Delaware which requires corporations to indemnify their officers and directors under certain circumstances. The term of the indemnification period is for the director's or officer's lifetime. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is unlimited, but would be affected by all relevant defenses to the claims.

Birds Eye Foods entered into an agreement to provide a guarantee in September 1995 on behalf of the City of Montezuma to renovate a sewage treatment plant operated in Montezuma, Georgia. Birds Eye Foods issued a guarantee of the loan in an original amount of approximately $3.3 million including interest. See NOTE 11 to the "Notes to Consolidated Financial Statements" regarding the discharge of this guarantee in October 2003. As of September 27, 2003, the outstanding loan amount, including interest, was $2.0 million.

Subsidiary Guarantors: Kennedy Endeavors, Incorporated, Linden Oaks Corporation (wholly-owned subsidiaries of the Company), and Pro-Fac (Pro-Fac files periodic reports under the Security Exchange Act of 1934, Commission File Number 0-20539) have jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of the Company with respect to the Company's 11 7/8 percent Senior Subordinated Notes due 2008 (the "Notes"). In addition, Birds Eye Holdings, Inc., Kennedy Endeavors, Incorporated, GLK Holdings, Inc., BEMSA Holdings, Inc., and Linden Oaks Corporation ("Subsidiary Guarantors") have jointly and severally, fully and unconditionally guaranteed the obligations of the Company with respect to the Company's Senior Credit Facility. Prior to the Transaction, the Company's obligations under the Senior Credit Facilities with Harris Trust and Savings Bank were fully and unconditionally guaranteed by Kennedy Endeavors Incorporated and Linden Oaks Corporation. The covenants in the Notes and the Senior Credit Facility do not restrict the ability of the Subsidiary Guarantors to make cash distributions to the Company.

Presented below is condensed consolidating financial information for (i) Birds Eye Foods, (ii) the subsidiary guarantors, and (iii) non-guarantor subsidiaries. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations, and cash flows of the Company and its Subsidiary Guarantors and non-guarantor subsidiaries in accordance with Securities and Exchange Commission Financial Reporting Release No. 55.

                                                                                 Successor
                                                                          Statement of Operations
                                                                   Three Months Ended September 27, 2003
                                                     --------------------------------------------------------------------
                                                     Birds Eye    Subsidiary Non-Guarantor  Eliminating
                                                     Foods, Inc.  Guarantors Subsidiaries     Entries        Consolidated
                                                     -----------  ---------- ------------     -------        ------------
(Dollars in Thousands)
Net sales                                            $ 187,758      $ 6,147     $    0        $(1,414)        $ 192,491
Cost of sales                                         (146,794)      (5,533)         0          1,608          (150,719)
                                                     ---------      -------     ------        -------         ---------
Gross profit                                            40,964          614          0            194            41,772
Selling, administrative, and general expense           (25,612)        (906)         0              0           (26,518)
Other (expense)/income                                 (10,402)      10,596                      (194)                0
Income from subsidiaries                                 9,022          643          0         (9,665)                0
                                                     ---------      -------     ------        -------         ---------
Operating income                                        13,972       10,947          0         (9,665)           15,254
Interest (expense)/income                              (14,478)       2,571      1,447              0           (10,460)
                                                     ---------      -------     ------        -------         ---------
Pretax (loss)/income from continuing operations           (506)      13,518      1,447         (9,665)            4,794
Tax benefit/(provision)                                  3,382       (5,300)         0              0            (1,918)
                                                     ---------      -------     ------        -------         ---------
Income before discontinued operations                    2,876        8,218      1,447         (9,665)            2,876
Discontinued operations (net of a tax benefit
    of $3)                                                  (4)           0          0              0                (4)
                                                     ---------      -------     ------        -------         ---------
Net income                                           $   2,872      $ 8,218     $1,447        $(9,665)        $   2,872
                                                     =========      =======     ======        =======         =========

                                                                               Successor
                                                                             Balance Sheet
                                                                          September 27, 2003
                                             -------------------------------------------------------------------------------
                                             Birds Eye        Subsidiary     Non-Guarantor     Eliminating
                                             Foods, Inc.      Guarantors      Subsidiaries       Entries        Consolidated
                                             -----------      ----------      ------------       -------        ------------
(Dollars in Thousands)
Assets
   Cash and cash equivalents                 $  100,159        $     515         $     0        $       0         $100,674
   Accounts receivable, net                      69,015            3,622               0                0           72,637
   Inventories -
     Finished goods                             253,899              447               0                0          254,346
     Raw materials and supplies                  26,108              917               0                0           27,025
                                             ----------        ---------         -------        ---------         --------
       Total inventories                        280,007            1,364               0                0          281,371

   Other current assets                          38,913            1,716               0                0           40,629
                                             ----------        ---------         -------        ---------         --------

       Total current assets                     488,094            7,217               0                0          495,311

   Property, plant and equipment, net           178,152           18,889               0                0          197,041
   Investment in subsidiaries                   310,869           12,581               0         (323,450)               0
   Goodwill and other intangible
     assets, net                                 43,813          161,096               0                0          204,909
   Other assets                                  30,880          103,412          28,336         (131,430)          31,198
                                             ----------        ---------         -------        ---------         --------
       Total assets                          $1,051,808        $ 303,195         $28,336        $(454,880)        $928,459
                                             ==========        =========         =======        =========         ========

Liabilities and Shareholder's Equity
   Current portion of long-term debt         $    6,200        $       0         $     0        $       0         $  6,200
   Current portion of Termination and
     Transitional Services Agreements
     with Pro-Fac Cooperative, Inc.               9,407                0               0                0            9,407
   Accounts payable                              82,559            1,107               0                0           83,666
   Accrued interest                              10,064                0               0                0           10,064
   Intercompany loans                               314             (314)              0                0                0
   Other current liabilities                     62,712            7,288               0                0           70,000
                                             ----------        ---------         -------        ---------         --------
       Total current liabilities                171,256            8,081               0                0          179,337
   Long-term debt                               487,277                0               0          (28,336)         458,941
   Long-term portion of Termination
     and Transitional Services
     Agreements with Pro-Fac
     Cooperative, Inc.                           20,733                0               0                0           20,733
   Other non-current liabilities                158,707                0               0         (103,094)          55,613
                                             ----------        ---------         -------        ---------         --------

       Total liabilities                        837,973            8,081               0         (131,430)         714,624

   Shareholder's equity                         213,835          295,114          28,336         (323,450)         213,835
                                             ----------        ---------         -------        ---------         --------

       Total liabilities and
         shareholder's equity                $1,051,808        $ 303,195         $28,336        $(454,880)        $928,459
                                             ==========        =========         =======        =========         ========

                                                                                    Successor
                                                                              Statement of Cash Flows
                                                                      Three Months Ended September 27, 2003
                                                      --------------------------------------------------------------------
                                                      Birds Eye     Subsidiary   Non-Guarantor  Eliminating
                                                      Foods, Inc.   Guarantors   Subsidiaries     Entries     Consolidated
                                                      -----------   ----------   ------------     -------     ------------
(Dollars in Thousands)
Cash Flows From Operating Activities:
   Net income                                         $   2,872       $ 8,218       $ 1,447       $(9,665)      $   2,872
   Adjustments to reconcile net income
     to cash (used in)/provided by
     operating activities -
       Depreciation                                       5,206           388             0             0           5,594
       Amortization of certain intangible assets            274           188             0             0             462
       Amortization of debt issue costs,
         amendment costs, debt discounts and
         premiums, and interest in-kind                   3,134             0        (1,447)            0           1,687
       Transitional Services Agreement with
         Pro-Fac Cooperative, Inc.                         (131)            0             0             0            (131)
       Equity in earnings of subsidiaries                (9,022)         (643)            0         9,665               0
       Change in working capital                        (40,552)          345             0             0         (40,207)
                                                      ---------       -------       -------       -------       ---------
Net cash (used in)/provided by operating
   activities                                           (38,219)        8,496             0             0         (29,723)
                                                      ---------       -------       -------       -------       ---------

Cash Flows From Investing Activities:
   Purchase of property, plant, and equipment            (7,394)         (168)            0             0          (7,562)
   Proceeds from disposals                                1,971             0             0             0           1,971
   Proceeds from investment in CoBank                       821             0             0             0             821
   Issuance of note receivable to Pro-Fac
     Cooperative, Inc., net                                (300)            0             0             0            (300)
   Dividends received                                     7,950             0             0        (7,950)              0
                                                      ---------       -------       -------       -------       ---------
Net cash provided by/(used in) investing
   activities                                             3,048          (168)            0        (7,950)         (5,070)
                                                      ---------       -------       -------       -------       ---------

Cash Flows From Financing Activities:
   Birds Eye Holdings, Inc. redemption                      (51)            0             0             0             (51)
   Payments on long-term debt                           (14,112)            0             0             0         (14,112)
   Payments on Termination Agreement with
     Pro-Fac Cooperative, Inc.                           (4,000)            0             0             0          (4,000)
   Payments on capital lease                               (126)            0             0             0            (126)
   Dividends paid                                             0        (7,950)            0         7,950               0
                                                      ---------       -------       -------       -------       ---------
Net cash used in financing activities                   (18,289)       (7,950)            0         7,950         (18,289)
                                                      ---------       -------       -------       -------       ---------

Net change in cash and cash equivalents                 (53,460)          378             0             0         (53,082)

Cash and cash equivalents at
   beginning of period                                  153,619           137             0             0         153,756
                                                      ---------       -------       -------       -------       ---------
Cash and cash equivalents at
   end of period                                      $ 100,159       $   515       $     0       $     0       $ 100,674
                                                      =========       =======       =======       =======       =========

                                                                        Successor
                                                                 Statement of Operations
                                                          August 19, 2002 - September 28, 2002
                                           --------------------------------------------------------------------
                                           Birds Eye     Subsidiary    Non-Guarantor Eliminating
                                           Foods, Inc.   Guarantors    Subsidiaries    Entries     Consolidated
                                           -----------   ----------    ------------    -------     ------------
(Dollars in Thousands)
Net sales                                  $ 100,507       $ 2,285          $0         $  (353)      $ 102,439
Cost of sales                                (77,253)       (1,922)          0             365         (78,810)
                                           ---------       -------          --         -------       ---------
Gross profit                                  23,254           363           0              12          23,629
Selling, administrative, and general
   expense                                   (14,874)         (398)          0               0         (15,272)
Other (expense)/income                        (5,309)        5,321           0             (12)              0
Income from former joint venture and
   subsidiaries                                4,153             0           0          (3,890)            263
                                           ---------       -------          --         -------       ---------
Operating income                               7,224         5,286           0          (3,890)          8,620
Interest (expense)/income                     (7,285)        1,134           0               0          (6,151)
                                           ---------       -------          --         -------       ---------
Pretax (loss)/income from continuing
   operations                                    (61)        6,420           0          (3,890)          2,469
Tax benefit/(provision)                        1,518        (2,530)          0               0          (1,012)
                                           ---------       -------          --         -------       ---------
Income before discontinued operations          1,457         3,890           0          (3,890)          1,457
Discontinued operations (net of a tax
   provision of $12)                              18             0           0               0              18
                                           ---------       -------          --         -------       ---------
Net income                                 $   1,475       $ 3,890          $0         $(3,890)      $   1,475
                                           =========       =======          ==         =======       =========


                                                                           Predecessor
                                                                     Statement of Operations
                                                                   June 30, 2002 - August 18, 2002
                                                  -------------------------------------------------------------------
                                                  Birds Eye    Subsidiary   Non-Guarantor Eliminating
                                                  Foods, Inc.  Guarantors    Subsidiaries    Entries     Consolidated
                                                  -----------  ----------    ------------    -------     ------------
(Dollars in Thousands)
Net sales                                         $ 96,740       $ 2,476       $ 1,069       $(1,069)      $ 99,216
Cost of sales                                      (74,322)       (1,611)       (1,432)        1,110        (76,255)
                                                  --------       -------       -------       -------       --------
Gross profit/(loss)                                 22,418           865          (363)           41         22,961
Selling, administrative, and general
   expense                                         (14,668)         (488)            0             0        (15,156)
Other (expense)/income                              (5,507)        5,507            41           (41)             0
Income from former joint venture and
   subsidiaries                                      4,543             0             0        (4,266)           277
                                                  --------       -------       -------       -------       --------
Operating income/(loss)                              6,786         5,884          (322)       (4,266)         8,082
Interest (expense)/income                           (8,853)        1,322             0             0         (7,531)
                                                  --------       -------       -------       -------       --------
Pretax (loss)/income from continuing
   operations                                       (2,067)        7,206          (322)       (4,266)           551
Tax benefit/(provision)                              2,392        (2,572)          (46)            0           (226)
                                                  --------       -------       -------       -------       --------
Income/(loss) before discontinued operations           325         4,634          (368)       (4,266)           325
Discontinued operations (net of a tax
   benefit of $167)                                   (240)            0             0             0           (240)
                                                  --------       -------       -------       -------       --------
Net income/(loss)                                 $     85       $ 4,634       $  (368)      $(4,266)      $     85
                                                  ========       =======       =======       =======       ========


                                                                             Successor
                                                                           Balance Sheet
                                                                           June 28, 2003
                                               ---------------------------------------------------------------------
                                                Birds Eye    Subsidiary   Non-Guarantor   Eliminating
                                               Foods, Inc.   Guarantors   Subsidiaries      Entries     Consolidated
                                               -----------   ----------   ------------      -------     ------------
(Dollars in Thousands)
Assets
   Cash and cash equivalents                  $  153,619    $      137     $     0        $       0       $153,756
   Accounts receivable, net                       56,441         3,630           0                0         60,071
   Inventories -
     Finished goods                              185,423           560           0                0        185,983
     Raw materials and supplies                   19,813           788           0                0         20,601
                                              ----------    ----------     -------        ---------       --------
       Total inventories                         205,236         1,348           0                0        206,584

   Other current assets                           59,323        (3,151)          0                0         56,172
                                              ----------    ----------     -------        ---------       --------

       Total current assets                      474,619         1,964           0                0        476,583

   Property, plant, and equipment, net           187,819         7,380           0                0        195,199
   Investment in subsidiaries                    298,030        11,939           0         (309,969)             0
   Goodwill and other intangible assets, net      44,088       161,283           0                0        205,371
   Other assets                                   31,919       102,545      26,889         (129,123)        32,230
                                              ----------    ----------     -------        ---------       --------

       Total assets                           $1,036,475    $  285,111     $26,889        $(439,092)      $909,383
                                              ==========    ==========     =======        =========       ========

Liabilities and Shareholder's Equity
   Current portion of long-term debt          $   19,611    $        0     $     0        $       0       $ 19,611
   Current portion of Termination and
     Transitional Services Agreements with
     Pro-Fac Cooperative, Inc.                     9,403             0           0                0          9,403
   Accounts payable                               65,826         1,324           0                0         67,150
   Accrued interest                                4,106             0           0                0          4,106
   Intercompany loans                              1,987        (1,987)          0                0              0
   Other current liabilities                      56,718         2,694           0                0         59,412
                                              ----------    ----------     -------        ---------       --------
       Total current liabilities                 157,651         2,031           0                0        159,682
   Long-term debt                                486,859             0           0          (26,889)       459,970
   Long-term portion of Termination and
     Transitional Services Agreements
     with Pro-Fac Cooperative, Inc.               24,031             0           0                0         24,031
   Other non-current liabilities                 156,397             0           0         (102,234)        54,163
                                              ----------    ----------     -------        ---------       --------

       Total liabilities                         824,938         2,031           0         (129,123)       697,846

   Shareholder's equity                          211,537       283,080      26,889         (309,969)       211,537
                                              ----------    ----------     -------        ---------       --------

       Total liabilities and
         shareholder's equity                 $1,036,475    $  285,111     $26,889        $(439,092)      $909,383
                                              ==========    ==========     =======        =========       ========


                                                                                     Successor
                                                                               Statement of Cash Flows
                                                                        August 19, 2002 - September 28, 2002
                                                     --------------------------------------------------------------------
                                                       Birds Eye   Subsidiary   Non-Guarantor  Eliminating
                                                      Foods, Inc.  Guarantors   Subsidiaries     Entries     Consolidated
                                                     ------------  ----------   -------------  -----------   ------------
(Dollars in Thousands)
Cash Flows From Operating Activities:
   Net income                                         $   1,475      $ 3,890            $0      $(3,890)    $   1,475
   Adjustments to reconcile net income to cash
     (used in)/provided by operating activities -
       Depreciation                                       3,723          115             0            0         3,838
       Amortization of certain intangible assets             49           94             0            0           143
       Amortization of debt issue costs, amendment
         costs, debt discounts and premiums, and
         interest in-kind                                 1,168            0             0            0         1,168
       Equity in undistributed earnings of former
         joint venture and subsidiaries                  (4,077)           0             0        3,890          (187)
       Change in working capital                         (8,638)        (323)            0            0        (8,961)
                                                      ---------      -------            --      -------     ---------
Net cash (used in)/provided by operating activities      (6,300)       3,776             0            0        (2,524)
                                                      ---------      -------            --      -------     ---------

Cash Flows From Investing Activities:
   Purchase of property, plant, and equipment            (1,779)         (13)            0            0        (1,792)
   Advances to former joint venture                      (1,117)           0             0            0        (1,117)
   Dividends received                                     4,530            0             0       (4,530)            0
                                                      ---------      -------            --      -------     ---------
Net cash provided by/(used in) investing activities       1,634          (13)            0       (4,530)       (2,909)
                                                      ---------      -------            --      -------     ---------

Cash Flows From Financing Activities:
   Proceeds from issuance of long-term debt             270,000            0             0            0       270,000
   Net proceeds from new revolving credit facility       16,400            0             0            0        16,400
   Birds Eye Holdings, Inc. contribution                175,591            0             0            0       175,591
   Net payments on prior revolving credit facility      (22,000)           0             0            0       (22,000)
   Payments on long-term debt                          (400,800)           0             0            0      (400,800)
   Payments on Termination Agreement with
     Pro-Fac Cooperative, Inc.                           (6,120)           0             0            0        (6,120)
   Payments on capital lease                                (77)           0             0            0           (77)
   Cash paid for debt issuance costs                    (22,314)           0             0            0       (22,314)
   Cash paid for transaction fees                        (6,000)           0             0            0        (6,000)
   Dividends paid                                             0       (4,530)            0        4,530             0
                                                      ---------      -------            --      -------     ---------
Net cash provided by/(used in) financing activities       4,680       (4,530)            0        4,530         4,680
                                                      ---------      -------            --      -------     ---------

Net change in cash and cash equivalents                      14         (767)            0            0          (753)

Cash and cash equivalents at beginning of period          4,636        1,281             0            0         5,917
                                                      ---------      -------            --      -------     ---------
Cash and cash equivalents at end of period            $   4,650      $   514            $0      $     0     $   5,164
                                                      =========      =======            ==      =======     =========


                                                                               Predecessor
                                                                          Statement of Cash Flows
                                                                        June 30, 2002 - August 18, 2002
                                                       --------------------------------------- -------------------------------
                                                         Birds Eye   Subsidiary  Non-Guarantor   Eliminating
(Dollars in Thousands)                                  Foods, Inc.  Guarantors   Subsidiaries    Entries      Consolidated
                                                       ------------  ----------  ------------- --------------  ------------
Cash Flows From Operating Activities:
   Net income/(loss)                                      $     85      $ 4,634     $ (368)        $(4,266)    $     85
   Adjustments to reconcile net income/(loss) to net
     cash (used in)/provided by operating activities -
       Depreciation                                          3,741           69         23               0        3,833
       Amortization of certain intangible assets                50           94          0               0          144
       Amortization of debt issue costs, amendment
         costs, debt discounts and premiums, and
         interest in-kind                                    1,201            0          0               0        1,201
       Equity in undistributed earnings of former
         joint venture and subsidiaries                     (4,543)           0          0           4,266         (277)
       Change in working capital                           (37,983)       3,890      1,252               0      (32,841)
                                                          --------      -------     ------         -------     --------
Net cash (used in)/provided by operating activities        (37,449)       8,687        907               0      (27,855)
                                                          --------      -------     ------         -------     --------

Cash Flows From Investing Activities:
   Purchase of property, plant, and equipment               (2,181)           0         (6)              0       (2,187)
   Advances to Great Lakes Kraut Company, LLC               (1,512)           0          0               0       (1,512)
   Proceeds from investment in CoBank                        1,115            0          0               0        1,115
   Dividends received                                        8,750            0          0          (8,750)           0
                                                          --------      -------     ------         -------     --------
Net cash provided by/(used in) investing activities          6,172            0         (6)         (8,750)      (2,584)
                                                          --------      -------     ------         -------     --------

Cash Flows From Financing Activities:
   Net proceeds from old revolving credit facility          22,000            0          0               0       22,000
   Payments on long-term debt                                 (292)           0          0               0         (292)
   Payments on capital leases                                  (38)           0          0               0          (38)
   Dividends paid                                                0       (8,750)         0           8,750            0
                                                          --------      -------     ------         -------     --------
Net cash provided by/(used in) financing activities         21,670       (8,750)         0           8,750       21,670
                                                          --------      -------     ------         -------     --------

Net change in cash and cash equivalents                     (9,607)         (63)       901               0       (8,769)

Cash and cash equivalents at beginning of period            14,243          121        322               0       14,686
                                                          --------      -------     ------         -------     --------
Cash and cash equivalents at end of period                $  4,636      $    58     $1,223         $     0     $  5,917
                                                          ========      =======     ======         =======     ========

NOTE 10. OTHER MATTERS

Holdings LLC Unit Issuance: On September 1, 2003, Holdings LLC issued additional preferred units and Class E units to certain directors of Birds Eye Foods. Pursuant to the limited liability company agreement of Holdings LLC, additional classes of units may be issued from time to time, provided consent is obtained from a majority of the unit holders. The required consent was obtained and 1,332 Class E units and approximately 3 preferred units were issued. See NOTE 2 to the "Notes to Consolidated Financial Statements."

Legal Matters: Birds Eye Foods is a party to various legal proceedings from time to time in the normal course of its business. In the opinion of management, any liability that the Company might incur upon the resolution of these proceedings will not, in the aggregate, have a material adverse effect on the Company's business, financial condition, or results of operations. Further, no such proceedings are known to be contemplated by any governmental authorities. The Company maintains general liability insurance coverage in amounts deemed to be adequate by management.

NOTE 11. SUBSEQUENT EVENTS

On October 21, 2003, the Company received a discharge of a guarantee regarding the renovation of a sewage treatment plant operated in Montezuma, Georgia from Macon County. The discharge of the guarantee was a result of the sale of the Company's fresh production plant in Montezuma, Georgia. See NOTE 9 to the "Notes to Consolidated Financial Statements."

On October 24, 2003, the Company announced an irrevocable notice of partial redemption sent to holders of its Notes. The aggregate outstanding principal amount of the Notes being called for redemption is $150.0 million. Upon redemption, holders whose Notes have been selected for redemption will receive $1,059.38 per Note plus accrued and unpaid interest thereon. Any of the Notes selected for redemption will be automatically redeemed on November 24, 2003, and no further interest will accrue on or after such date. The Notes to be redeemed will be selected in accordance with and by the trustee under the indenture under which the Notes were issued.